Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                     INDEPENDENT COMMUNITY BANKSHARES, INC.
                        (restated in electronic format)

                                    ARTICLE I
                                      NAME

         The name of the corporation is Independent Community Bankshares, Inc.

                                   ARTICLE II
                                  CAPITAL STOCK

         Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

               Class                   Number of Shares           Par Value
            Common Stock                10,000,000                  $5.00


         Paragraph B.   No holders of any class of stock of the Corporation
shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

         Paragraph C.   The holders of the Common Stock shall, to the exclusion
of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. The holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

                                   ARTICLE III
                     INDEMNIFICATION AND LIMITS ON LIABILITY
                            OF DIRECTORS AND OFFICERS

         Paragraph A. The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

         Paragraph B.   The Corporation shall not indemnify a Director or
Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances. The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the Director or Officer is not entitled to indemnification under this Article III.

         Paragraph C.   Expenses incurred by a Director or Officer in a
Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding if:

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                  1.      The Director or Officer furnishes the Corporation a
         written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III.

                  2. The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article III; and

                  3. A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

         The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

         Paragraph D.   The indemnification provided by this Article III shall
not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

         Paragraph E. The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

         Paragraph F. The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers. The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer. The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

         Paragraph G.   To the full extent that  Virginia law, as it exists on
the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors and Officers, a Director or Officer shall not be liable to the Corporation or its shareholders for any monetary damages in excess of one dollar.

         Paragraph H.   In this Article III:

                  "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or


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         domestic  corporation,  partnership,  joint venture,  trust,  employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes the estate or personal representative of a director.

                  "Officer" means an individual who is or was an officer of the Corporation or an individual who is or was serving at the Corporation's written request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes the estate or personal representative of an officer. Except as set forth above "Officer" does not include officers of corporations controlled by the Corporation.

                  "Expenses" includes but is not limited to counsel fees.

                  "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a Proceeding.

                  "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in any Proceeding.

                  "Proceeding"  means  any  threatened,   pending  or  completed
         action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

                                   ARTICLE IV
                                    DIRECTORS

         Paragraph A. The initial directors, whose terms shall expire at the first shareholders' meeting at which directors are elected, shall be:

                    Howard M. Armfield                   Joseph L. Boling
                       P. O. Box 3                        P. O. Box 1306
                   Middleburg, VA 22117                Middleburg, VA 22117

                  J. Lynn Cornwell, Jr.                  William F. Curtis
                         Box 548                          Rt. 2, Box 498
                  Purcellville, VA 22132               The Plains, VA 22171

                      Gordon Grayson                   George A. Horkan, Jr.
                     Blue Ridge Farm                      Cleremont Farm
                   Upperville, VA 22176                    Rt. 1, Box 34
                                                       Upperville, VA 22176

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                  C. Oliver Iselin, III                  William S. Leach
                      P. O. Box 225                        P. O. Box 42
                   Middleburg, VA 22117                Middleburg, VA 22117

                      John C. Palmer                  William S. Stokes, III
                      Rt. 2, Box 183                       P. O. Box 720
                    Marshall, VA 22115                     Ayrshire Farm
                                                       Upperville, VA 22176

                    Millicent W. West                    Edward T. Wright
                      P. O. Box 236                        P. O. Box 424
                   Upperville, VA 22176                Middleburg, VA 22117


         Commencing with the first shareholders' meeting at which directors are elected, the directors shall be elected at each annual meeting of the stockholders of the Corporation.

         Paragraph B.   Advance notice of stockholder nominations for the
election of directors shall be given in the manner provided in the Bylaws of the Corporation.

         Paragraph C.   Newly created directorships resulting from any increase
in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the full term of the new directorship or the remainder of the full term of the directorship in which the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                    ARTICLE V
                                BYLAW AMENDMENTS

         The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

                                   ARTICLE VI
                            SPECIAL VOTING PROVISIONS

         Paragraph A. An amendment to the Articles of Incorporation of the Corporation shall be approved if:

                  1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

                  2. Unless such action shall have been approved by at least two-thirds of the directors who are Continuing Directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

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         Paragraph  B.  Any director  may only be removed  from  office  with or without cause, but only if at least seventy-five percent (75%) of the votes cast on such action are cast in favor of such action.

         Paragraph C. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if:

                  1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

                  2. Unless such action shall have been approved by at least two-thirds of the directors who are Continuing Directors, at least two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         This Paragraph C shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

         Paragraph D.   For  purposes of these Articles  of  Incorporation  an
abstention or failure to vote shall not be considered a vote in favor of or opposing any particular action.

         Paragraph E.   For purposes of this Article VI, a Continuing Director
is (i) any individual who is an initial director named in these Articles of Incorporation, or (ii) any individual who has been elected to the Board of Directors of the Corporation at an annual meeting of the stockholders of the Corporation more than one time or (iii) any individual who was elected to fill a vacancy on the Board of Directors and received the affirmative vote of a majority of the Continuing Directors then on the Board of Directors and thereafter elected to the Board of Directors at an annual meeting of the stockholders of the Corporation at least one time.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

         The post office address of the initial registered office is Cleremont Farm, Rt. 2, Box 34, Upperville, Virginia 22176, which is located in the County of Loudon. The name of the initial registered agent is George A. Horkan, Jr., who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.